G l o b a l            S o f t w a r e , I n c .

May 6, 2005

Mr. Charles Osenbaugh
Timeline, Inc.
3055 112th Avenue N.E., Suite 106
Bellevue, WA 98004

Re: Acquisition of Certain Assets of Timeline, Inc. and Subsidiaries

Charles:

This letter sets forth the terms and conditions upon which: (i) Global Software, Inc., through a subsidiary or subsidiaries (the “Buyer”), is prepared to acquire certain assets of Timeline, Inc. and subsidiaries (the “Seller”) in an asset purchase and license transaction (the “Acquisition”) and (ii) the Buyer is willing to provide a loan of up to $250,000 to cover operating expenses of the Seller while the parties negotiate and close the Acquisition (the “Bridge Loan”).

1. Assets Purchased. At the closing of the Acquisition (the “Closing”), the Buyer shall purchase, and the Seller shall sell, the following assets (collectively, the “Assets”):

(a) the product known as Analyst Financials (also known as Analyst Suite), including all source and object code, all prior versions, versions under development, documentation, including installation, implementation and help manuals and guides for users and programmers/developers, and all trademarks, trade names, service marks, copyrights and goodwill and other intellectual property, whether registered or not, associated therewith, whether in the United States or overseas (all of the foregoing, the “Software-Related Assets”) other than the Patents (as defined below), which are to be licensed to the Buyer on the terms provided herein;

(b) the product known as WorkWise and all Software-Related Assets associated therewith, whether in the United States or overseas, other than the Patents, which are to be licensed to the Buyer on the terms provided herein;

(c) all customer lists, customer contracts, goodwill, contracts and contract rights with regard to customers (other than patent licenses), whether in the United States or overseas (other than accounts receivable of the Seller prior to the Closing) and all of Seller’s right, title and interest in the name “Timeline” (other than “Timeline, Inc.”), “WorkWise” and “Analyst Financials” and stylized marks derivative thereof;

(d) all equipment, inventory, fixtures and capitalized software described on Schedule A attached hereto; and

(e) all books and records related to the foregoing.

Notwithstanding anything to the contrary set forth herein, the Buyer will not purchase at the Closing any of the Seller’s accounts receivable of the Seller prior to the Closing, cash on hand at the date of the Closing, rights under life insurance policies owned by the Seller. All of the Assets shall be purchased by the Buyer free and clear of liabilities, obligations, mortgages, liens and encumbrances of any kind.

2. Assets Licensed. In addition, at the Closing, the Seller will grant the Buyer a valid, perpetual, fully-paid license to the Patents (as defined below) and all rights therein and thereto with rights to sublicense to OEMs, VARs, resellers, other distributors and end-users in connection with Analyst Financials (also known as Analyst Suite) and WorkWise and other derivatives and products developed by the Seller using, in whole or in part, the technology purchased or licensed from the Seller, all on terms reasonably satisfactory to the Buyer (the “Patent License”). Such license shall be free and clear of liabilities, obligations, mortgages, liens and encumbrances of any kind. The “Patents” shall include, but are not limited to:

Patent No.	Title

6,631,382	Data retrieval method and apparatus with multiple source capability

6,625,617	Modularized data retrieval method and apparatus with multiple source capability

6,026,392	Data retrieval method and apparatus with multiple source capability

6,023,694	Data retrieval method and apparatus with multiple source capability

5,802,511	Data retrieval method and apparatus with multiple source capability

6,738,757	[Title]

Without limiting the generality of the foregoing, the Patent License shall constitute all of the rights to all patents necessary for the Buyer to market, sell, distribute and license to OEMs, VARs, resellers, other distributors and end-users the Analyst Financials (also known as Analyst Suite) and WorkWise products (and for such end-users to use such products as contemplated) without infringement of the Seller’s or any other party’s patent or other rights.

3. Patent Royalties. In addition, the Seller will enter into a Royalty Agreement with the Buyer. Pursuant to the Royalty Agreement, if Seller requests that Buyer and/or any of the Key Employees (as defined below) assist Seller with respect to the prosecution of any infringement claim regarding the Patents, then Seller and/or the Key Employees shall render such assistance and the Seller will be obligated to pay to the Buyer three percent (3%) of all amounts received by Seller as a result of such infringement claim.

4. Liabilities Assumed. In addition, the Buyer will assume the following liabilities as part of the Acquisition (the “Assumed Liabilities”):

(a) ongoing obligations with respect to approximately $694,000 of prepaid maintenance fees paid to the Seller as of the Closing and listed on the attached Schedule B;

(b) obligations arising after the date of the Closing under those lease agreements for the Seller’s primary office space in Bellevue, Washington and Chiswick, U.K. (the “Leases”); and

(c) obligations with respect to accrued vacation time as of the date of Closing for the Key Employees (as defined below).

5. Employees. In addition, the Buyer will employ certain employees of Seller to be designated by the Buyer (the “Key Employees”).

6. Consideration. The total consideration paid to the Seller for the Acquisition shall be: (i) $1,800,000 in cash consideration, payable as set forth below, (ii) the Earn-Out Payments (as defined below) and (iii) the Buyer’s assumption of the Assumed Liabilities.

The fixed cash consideration shall be payable as follows:

(a) $1,000,000 (less all principal and interest outstanding under the Bridge Loan) shall be payable at the Closing;

(b) $400,000 shall be payable 18 months after closing (bearing simple interest at a rate of 6% per annum); and

(c) $400,000 shall be payable 36 months after closing (bearing simple interest at a rate of 6% per annum).

7. Earn-Out. The definitive asset purchase agreement relating to the Acquisition will contain an earn-out agreement pursuant to which Seller will be entitled to payments (the “Earn-Out Payments”) based upon the following structure: (a) Seller shall be entitled to an amount equal to four percent (4%) of the Buyer’s license fee revenue (as determined in accordance with GAAP) received from the combined Global Software, Inc./Timeline, Inc. analytics business (the “Combined Analytics Business Revenue”) for the period beginning on the date of Closing and ending on the first anniversary of the date of Closing (the “First Earn-Out Period”); (b) Seller shall be entitled to an amount equal to three percent (3%) of the Combined Analytics Business Revenue for the period beginning on the first anniversary of the date of Closing and ending on the second anniversary of the date of Closing (the “Second Earn-Out Period”); (c) Seller shall be entitled to an amount equal to two percent (2%) of the Combined Analytics Business Revenue for the period beginning on the second anniversary of the date of Closing and ending on the third anniversary of the date of Closing (the “Third Earn-Out Period”); and (d) Seller shall be entitled to an amount equal to one percent (1%) of the Combined Analytics Business Revenue for the period beginning on the third anniversary of the date of Closing and ending on the fourth anniversary of the date of Closing (the “Fourth Earn-Out Period”). The Buyer and the Seller agree that the estimate of the aggregate Earn-Out Payments is approximately $470,000, which estimate is based on the following Combined Analytics Business Revenue targets: (w) $3,700,000 for the First Earn-Out Period; (x) $4,700,000 for the Second Earn-Out Period; (y) $6,200,000 for the Third Earn-Out Period; and (z) $7,000,000 for the Fourth Earn-Out Period. Any and all Earn-Out Payments shall be payable in arrears at quarterly intervals.

8. Conditions to Closing. The Closing is subject to the following conditions:

(a) Due Diligence. The Buyer and its attorneys, accountants, lenders and other representatives and agents shall have satisfactorily completed their due diligence investigation of the Seller, which the Buyer currently estimates will be completed on or about June 15, 2005 (the “Diligence Completion Date”). Between the date of this letter and the Closing, these representatives shall be given full access to the accounting books and other business and financial records, reports and documents of the Seller, including corporate records and tax returns. Such due diligence investigation will also include the inspection and examination of the Seller’s facilities. The officers and management of the Seller agree to cooperate fully with the Buyer’s representatives and agents and to make themselves available to the extent necessary to complete the due diligence process and the closing of the Acquisition.

(b) Access to Customers and Employees. The Seller shall, at the request of the Buyer, introduce the Buyer to certain of the Seller’s principal customers and employees to facilitate discussions between such persons and the Buyer in regard to the Buyer’s conduct of the business following the Closing. Seller shall use best efforts to assign all customer contracts to the Buyer prior to the Closing.

(c) Purchase Agreement. Following the Diligence Completion Date, a definitive asset purchase agreement, containing standard representations, warranties, covenants, indemnification provisions, closing conditions (including the delivery of opinions of counsel) and other provisions, shall have been executed. The Seller agrees to work with the Buyer expeditiously and in good faith to complete the purchase and sale agreement, together with all other legal documents required to consummate the Acquisition.

(d) Employment Arrangements. The Buyer shall have entered into satisfactory employment arrangements with the Key Employees.

(e) Non-Competition Agreement. The Seller shall enter into an agreement with the Buyer pursuant to which the Seller shall agree not to compete with the business of the Seller as conducted on the date of the Closing, and not to solicit the customers of the Seller or employees of the Seller retained by the Buyer, for a period of four (4) years after the date of Closing.

(f) Real Estate Arrangements. The Leases shall be assigned and assumed on terms satisfactory to the Buyer.

(g) Conduct of the Business. From the date of this letter until the date of the Closing: (i) the Seller will continue to operate its business as it has in the past and shall not engage in any transactions outside the ordinary course of business (other than the consummation of the Bridge Financing and the Acquisition); and (ii) the Seller will continue to make regularly scheduled payments on its existing debt, and shall not incur any additional indebtedness except in the ordinary course of business.

(h) Absence of Adverse Change. There shall have been no material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of the Seller or its business since January 31, 2005.

(i) Government and Third Party Approvals. The Acquisition shall have been approved by all government agencies and third parties from whom such approval is required.

(j) Corporate Approvals. The Acquisition shall have been approved by the Boards of Directors of the Buyer and the Seller, and by the Seller’s stockholders.

(k) Closing Date. The parties anticipate that the Closing shall take place no later than July 31, 2005. If the Closing has not occurred on or prior to such date, the Buyer may terminate this Letter of Intent.

9. Customer Warranties and Claims. The Seller will be responsible for all goods sold and services rendered through the date of the Closing. Any customer claims or customer warranty claims in respect of such pre-Closing goods and services are the Seller’s responsibility regardless of whether such claims occur before or after the date of the Closing.

10. Bridge Loan. Upon the signing of this Letter of Intent and subject to the negotiation of a promissory note and security agreement reasonably satisfactory to the Buyer, the Buyer shall make available to the Seller up to $250,000 to be used for working capital and operating expenses from the date of this Letter Agreement through the Closing. The amount drawn under such credit line will be at the sole discretion of the Seller. Such drawn amount shall bear interest at six percent (6%) and shall be secured by a blanket first priority lien on the assets of the Seller, or other sufficient collateral reasonably acceptable to the Seller. Subject to the following sentence, principal and accrued interest under the Bridge Loan shall be payable upon the earlier of: (i) July 31, 2005, (ii) the Closing or (iii) termination of this Letter of Intent (such due date being the “Bridge Maturity Date”). Notwithstanding the foregoing, at Seller’s election, any unpaid principal and interest as of the Bridge Maturity Date may be repaid in four (4) successive and equal quarterly payments of principal and interest following the Bridge Maturity Date; provided, however, that following the Bridge Maturity Date any unpaid principal balance shall bear interest at eight percent (8%).

11. Exclusivity. This letter constitutes the agreement of the Seller to work exclusively with the Buyer towards the closing of the Acquisition. From the date of your signature below until the earlier of (a) July 31, 2005 or (b) the termination by the Buyer of negotiations for the transaction contemplated herein, neither the Seller shall (i) directly or indirectly through any other party engage in any negotiations with or provide any information to any other person, firm or corporation with respect to an acquisition transaction involving the Seller or its assets, (ii) directly or indirectly through any other party solicit any proposal relating to the acquisition of, or other major transaction involving, the Seller or its assets and will notify the Buyer promptly of the receipt of any unsolicited offer therefor, and (iii) dispose of any assets that would constitute a part of the assets to be acquired hereunder other than in the ordinary course of business.

In the event of (a) any breach of the provisions of the foregoing paragraph by the Seller, (b) the failure of either party to diligently proceed in good faith with the consummation of the transaction contemplated herein (other than a failure to consummate by the Buyer due to an adverse change as described in paragraph 8(h)) or (c) any termination of this Letter Agreement or the definitive asset purchase agreement due to a material breach on the part of either party or any of their respective officers or directors, then (x) if such breach or failure is on the part of the Seller, the Seller will (1) repay to the Buyer all outstanding and principal amounts under the Bridge Loan and (2) pay to the Buyer a cancellation fee in an amount equal to $200,000 plus reasonable attorneys’ fees, accountants’ fees and appraiser’s fees incurred by the Buyer in connection with the due diligence, negotiation and documentation of the Bridge Financing and Acquisition and (y) if such breach or failure is on the part of the Buyer, the Buyer will pay to the Seller a cancellation fee in an amount equal to $200,000 plus reasonable attorneys’ fees, accountants’ fees and appraiser’s fees incurred by the Seller in connection with the due diligence, negotiation and documentation of the Acquisition. The parties hereby agree the respective cancellation fees set forth herein are reasonable consideration for the parties’ agreement to enter into this Letter of Intent and to incur the time and expense of further investigation and negotiation of the Acquisition.

12. Broker. The Buyer on one hand, and the Seller, on the other hand, represent and warrant that they have not retained any finder, broker, investment banker or the like (an “Intermediary”) with respect to the Acquisition. Each party agrees to indemnify, defend and hold harmless the other party from any claim from any Intermediary arising on their respective accounts with respect to the transactions contemplated by this letter agreement.

13. Disclosure. The Buyer and the Seller agree that no disclosure (other than to either party’s legal or financial advisors with knowledge of the nondisclosure restriction) of the Acquisition or the proposal therefor contained in this letter shall be made to any third party without the consent of the other parties hereto, except as may be required by law (in which event the non-disclosing parties shall be given an opportunity to review in advance the proposed disclosure).

14. Expenses. Except as otherwise expressly provided herein, all parties will be responsible for their own costs and expenses, including counsel fees, incurred in connection with the transactions contemplated by this letter.

15. Expiration. The proposal set forth in this letter will terminate at 12:00pm Eastern Time on May 9, 2005 unless countersigned in the place indicated below and returned to the Buyer by such time and date.

16. Letter of Intent. It is not the intention of the parties that this letter, or any actions of the parties with respect hereto, be, or be deemed to constitute, a legally binding obligation of the parties hereto, except that the provisions in paragraphs 11 through 15 above and this paragraph 16 shall be binding and enforceable obligations on the Seller and the Buyer and, in consideration of the Buyer’s submission of this proposal, the provisions of paragraph 11 above shall be a binding and enforceable obligation of the Seller. Any other legally binding obligation with respect to this proposed Acquisition shall exist only upon the execution and delivery of a definitive asset purchase agreement and all rights and obligations of the parties shall be governed by such agreement. Accordingly, subject to the provisions of paragraph 11, either party is free to abandon negotiations regarding the Acquisition at any time for any reason or for no reason, by notice to the other in writing, and the decision of either party to so abandon discussions shall not be subject to legal challenge by the other party.

Please acknowledge your intent to proceed with the Acquisition on the basis outlined in this letter and your agreement to paragraphs 11 through 16 by signing where indicated below and returning one signed original to me.

Very truly yours,

Global Software, Inc.

By: /s/ Ron Kupferman

Its: Chief Executive Officer

cc: Mr. Craig Perkins

Agreed to and Accepted this
6th day of May, 2005.

Timeline, Inc.

By: /s/ Charles R. Osenbaugh

Charles Osenbaugh Chief Executive Officer